EXHIBIT 16.1


HAM,
  LANGSTON &
   BREZINA, L.L.P.
Certified Public Accountants


June 24, 2005


Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C.  20549

Dear Sirs:

We have read The World Golf League, Inc.'s statements under Item 4.01 of its Form 8-K to which this letter is attached as an exhibit. We are in agreement with the statements contained therein, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours truly,

/s/ Ham, Langston & Brezina, L.L.P.

Ham, Langston & Brezina, L.L.P.

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